For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

HOLD FOR RELEASE:
4:00 P.M. EASTERN DAYLIGHT TIME
Thursday, July 29, 2010

A&B POSTS SECOND QUARTER 2010 NET INCOME OF $28.9 MILLION
•	Strong rates and volumes continue in the China trade lane
•	Matson announces second China service
•	Acquisitions of urban-zoned Oahu parcels add to portfolio and development pipeline
•	Agribusiness recovery on track

HONOLULU (July 29, 2010) - Alexander & Baldwin, Inc. (NYSE:ALEX) today reported net income for the second quarter of 2010 of $28.9 million, or $0.70 per diluted share, compared to $12.6 million, or $0.31 per diluted share, in the second quarter of 2009. Revenue in the second quarter of 2010 was $398.9 million, compared to $351.0 million for the second quarter of 2009.
Net income for the first half of 2010 was $46.2 million, or $1.12 per diluted share, compared to $15.6 million, or $0.38 per diluted share, in the first half of 2009. Revenue for the first half of 2010 was $743.6 million, compared to $665.8 million in the same period of 2009.

COMMENTS ON QUARTER
 “We enjoyed a strong second quarter. While most of our business segments performed in line with our expectations for the first half of the year, Matson’s China trade lane continued to exceed forecasts and was a principal driver of higher year-over-year and sequential quarterly results,” said Stanley M. Kuriyama, A&B’s president and chief executive officer. “Adding to the China service strength, Agribusiness demonstrated significant, anticipated improvement from 2009 levels and Real Estate Sales continued to perform well, collectively putting us on track for a good year and highlighting the benefits of our market diversification.”
“Ocean Transportation operating profit rose 75 percent in the quarter versus prior year, fueled primarily by China. Guam volumes began to strengthen in the quarter, while Hawaii was relatively stable. Logistics Services operating profit remained modest for the quarter. Real Estate Sales were relatively consistent with the second quarter of 2009, and well ahead on a year-to-date basis, but these sales are episodic by nature. Real Estate Leasing performance was lower and primarily reflected continued pressure on lease rents due to the economic downturn, the timing of sales and acquisitions, and the impact of expired 1031 sales proceeds.”
“Transpacific market dynamics are very favorable, as the combination of strong U.S. demand and tighter shipping capacity has contributed to full utilization and improved pricing on our China service vessels. We expect this favorable environment to continue through 2010 and into 2011.”
“The China to U.S. trade lane is one of the world’s most robust and is expected to grow over time. As a result of our positive outlook and long-term confidence in the China-U.S. trade, along with Matson’s success in its China-Long Beach Express service, we have decided to initiate a second China shipping service, with five time-chartered, 3,500 TEU ships that will provide weekly service between three China ports and Long Beach. This new string will capitalize on the extensive experience, infrastructure and customer base Matson has successfully developed in its central China service over the past several years, and will enable Matson to extend its geographic presence in China by now calling upon the southern ports of Hong Kong and Shenzhen, in addition to the central China port of Shanghai. The new China service will serve three of the world’s four busiest container ports and provide best-in-class transit times and cargo availability. In contrast to Matson's current China service, the new string will operate strictly between China and Long Beach, and none of the ships in the new service will call upon Hawaii or Guam. Operations are expected to begin in August and be in full deployment by early October.”
“Demand for quality real estate assets continues, and we were able to achieve a good price on the sale of an industrial property in Kent, Washington during the quarter. Our 1031 reinvestment efforts also remain active and, during the quarter, we reinvested $23 million of proceeds from previous property sales into the acquisition of the 88,300 square-foot Lanihau Marketplace in Kailua-Kona, on the island of Hawaii. In addition, last week we announced the acquisition, also with 1031 sales proceeds, of a 35-acre industrial complex in West Oahu, for $38 million.”
“We also remain focused on investment opportunities in Hawaii for development assets. In June, we purchased two fee-simple sites comprising 2.4 acres of prime urban real estate in Honolulu, approved for residential and commercial uses.”
“The Agribusiness recovery stems from a 67 percent improvement in tons of sugar produced during the quarter due to improved growing conditions and factory enhancements, as well as higher sugar prices.”
 “Overall, we’re very pleased with our operating performance in the quarter. Certain of our business segments still reflect the negative impacts of the downturn in the economy, but the strong performance by our China service, the continued recovery in Agribusiness and the emerging signs of economic stabilization all bode well for the balance of 2010.”

TRANSPORTATION INDUSTRY

Ocean Transportation – Second quarter of 2010 compared with 2009

	Quarter Ended June 30,
(dollars in millions)	2010	2009	Change
Revenue	$257.2	$218.5	18%
Operating profit	$37.0	$21.1	75%
Operating profit margin	14.4%	9.7%
Volume (Units)*
Hawaii containers	33,700	34,300	-2%
Hawaii automobiles	21,100	27,200	-22%
China containers	15,000	11,100	35%
Guam containers	4,200	3,600	17%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue for the second quarter of 2010 increased $38.7 million, or 18 percent, compared with the second quarter of 2009. The revenue increase was principally due to a $17.1 million increase in fuel surcharges due to higher fuel prices in 2010 as compared to 2009, a $15.9 million increase in revenue resulting from higher yields and improved cargo mix, principally in the China trade, and a $4.6 million net revenue increase related to higher volume in China and Guam, partially offset by a decrease in Hawaii volume that was primarily related to the timing of automobile shipments.
Total Hawaii container volume was down 2 percent compared to the second quarter of 2009, reflecting lower shipments of construction materials and a reduction in eastbound cargo, principally agricultural products. Matson’s Hawaii automobile volume for the quarter was 22 percent lower than the second quarter of last year, due primarily to the timing of automobile rental fleet replacement activity. China container volume increased 35 percent in the second quarter of 2010 compared with 2009, principally due to an increase in market demand and capacity reductions by other shipping lines. Guam container volume increased 17 percent in the second quarter of 2010, due to an increase in market demand related, in part, to activities associated with the expected U.S. military build-up.
Operating profit for the second quarter of 2010 increased $15.9 million, or 75 percent, compared with the second quarter of 2009. The increase in operating profit was principally due to a $15.9 million increase in yields, primarily related to China, a $4.4 million increase related to a net increase in volume driven by the China trade, and a $2.8 million reduction in vessel expenses. The improvement in operating profit was partially offset by increased terminal handling costs of $7.0 million, resulting from contractual increases in terminal fees and handling charges, and a $2.2 million increase in purchased transportation expenses related to the overall higher volume. Matson’s share of SSAT joint venture earnings increased by $2.1 million, principally due to higher container lift volumes in 2010, but also due to SSAT’s cost saving initiatives implemented in 2009.

Ocean Transportation – First half of 2010 compared with 2009

	Six Months Ended June 30,
(dollars in millions)	2010	2009	Change
Revenue	$486.7	$419.6	16%
Operating profit	$47.4	$20.6	2.3	X
Operating profit margin	9.7%	4.9%
Volume (Units)*
Hawaii containers	65,100	66,800	-3%
Hawaii automobiles	42,900	41,600	3%
China containers	28,200	20,700	36%
Guam containers	7,700	7,000	10%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of the reporting period.

Ocean Transportation revenue for the first half of 2010 increased $67.1 million, or 16 percent, compared with the first half of 2009. This increase was due principally to a $29.7 million increase in fuel surcharges stemming from higher fuel prices, a $17.2 million increase in revenue due to higher yields, principally in the China trade, and a $15.3 million increase in revenue related to overall higher volumes.
Container volume in Hawaii was down 3 percent for the first half of 2010 for the same reasons cited for the quarter. Auto volume increased in the first half of 2010 due to higher new car shipments from manufacturers to Hawaii, but was also related to the timing of automobile rental fleet replacement activity. China and Guam container volumes increased 36 percent and 10 percent, respectively, for the same reasons cited for the quarter.
Operating profit for the first half of 2010 more than doubled to $47.4 million, compared with the first half of 2009. The increase in operating profit was principally due to the yield and volume improvement in China cited previously, but was also due to a $6.0 million charge recorded in the first quarter of 2009 related to Matson’s 2009 workforce reduction program.   The improvement in operating profit was partially offset by increased terminal handling costs of $13.9 million resulting from contractual increases, and increased purchased transportation expenses of $3.1 million that were driven by higher volumes. Matson’s share of SSAT joint venture earnings increased by $4.6 million due to higher container lift volumes in 2010, but were also due to cost saving initiatives implemented in 2009.

Logistics Services – Second quarter of 2010 compared with 2009

	Quarter Ended June 30,
(dollars in millions)	2010	2009	Change
Intermodal revenue	$51.7	$46.8	10%
Highway revenue	36.9	33.5	10%
Total Revenue	$88.6	$80.3	10%
Operating profit	$1.5	$1.8	-17%
Operating profit margin	1.7%	2.2%

Logistics Services revenue for the second quarter of 2010 increased $8.3 million, or 10 percent, compared with the second quarter of 2009. This increase was principally due to higher Intermodal and Highway volumes, which increased by 3 percent and 11 percent, respectively. The increase in volumes is reflective of improving economic activity and a continued focus on sales efforts by the Company.
Logistics Services operating profit for the second quarter of 2010 decreased $0.3 million, or 17 percent, compared with the second quarter of 2009. Operating profit decreased principally due to lower volume at the Company’s warehousing facilities, as well as lower intermodal yields impacted by competition and equipment capacity, but was partially offset by improved Highway and Intermodal volumes and Highway yields.

Logistics Services – First half of 2010 compared with 2009

	Six Months Ended June 30,
(dollars in millions)	2010	2009	Change
Intermodal revenue	$96.3	$91.3	5%
Highway revenue	69.4	65.2	6%
Total Revenue	$165.7	$156.5	6%
Operating profit	$3.4	$3.3	3%
Operating profit margin	2.1%	2.1%

Logistics revenue for the first half of 2010 increased $9.2 million, or 6 percent, compared with the first half of 2009. This increase was principally due to higher Intermodal and Highway volumes, which increased by 2 percent and 13 percent, respectively. These increases were due to the same reasons cited for the quarter. Highway volume also benefited from an improvement in less-than-truckload business and a large military contract move in the first quarter.
Logistics operating profit for the first half of 2010 increased $0.1 million, or 3 percent, compared with the first half of 2009. The increase in operating profit was principally the result of higher volumes previously cited and lower general and administrative expenses, but was partially offset by lower Intermodal yields.

REAL ESTATE INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations.  This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses.
Effect of Property Sales Mix on Operating Results:  Direct year-over-year comparison of the real estate sales results may not provide a consistent, measurable barometer of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit. The mix of real estate sales in any year or quarter can be diverse and can include developed residential real estate, commercial properties, developable subdivision lots, undeveloped land, and property sold under threat of condemnation. The sale of undeveloped land and vacant parcels in Hawaii generally provides higher margins than does the sale of developed and commercial property, due to the low historical-cost basis of the Company’s Hawaii land. Consequently, real estate sales revenue trends, cash flows from the sales of real estate, and the amount of real estate held for sale on the balance sheets do not necessarily indicate future profitability trends for this segment. Additionally, the operating profit reported in each quarter does not necessarily follow a percentage of sales trend because the cost basis of property sold can differ significantly between transactions.

Real Estate Leasing – Second quarter of 2010 compared with 2009

	Quarter Ended June 30,
(dollars in millions)	2010	2009	Change
Revenue	$23.2	$25.9	-10%
Operating profit	$8.5	$11.0	-23%
Operating profit margin	36.6%	42.5%
Occupancy Rates:
Mainland	86%	84%	2%
Hawaii	93%	95%	-2%
Leasable Space (million sq. ft.):
Mainland	7.0	7.1	-1%
Hawaii	1.2	1.3	-8%

Real Estate Leasing revenue for the second quarter of 2010, before subtracting amounts presented as discontinued operations, was 10 percent lower than 2009, principally due to the revenue impact resulting from the timing of acquisitions and dispositions as well as lower rents in the mainland portfolio. Properties sold under the Company’s 1031 program are generally replaced within 180 days of the sale; however, revenue and operating profit for the current period, as compared to a prior period, may be lower because of the interim period that elapses between sale and reinvestment, or if the proceeds are not reinvested because a suitable replacement property that meets the Company’s investment criteria cannot be found.
Operating profit for the second quarter of 2010, before subtracting amounts presented as discontinued operations, was 23 percent lower than 2009, due principally to lower rents in the mainland portfolio, as well as the timing impact of acquisitions and dispositions, as previously described.
Leasable space was reduced by 218,500 square feet in the second quarter of 2010 compared with the second quarter of 2009, principally due to the following activity between July 1, 2009 and June 30, 2010:

Dispositions			Acquisitions
Date	Property	Leasable sq. ft	Date	Property	Leasable sq. ft
5-10	Valley Freeway (WA)	228,200	4-10	Lanihau Marketplace (HI)	88,300
2-10	Kele Center (HI)	14,800	1-10	Meadows on the Parkway (CO)	216,400
1-10	Mililani Shopping Center (HI)	180,300	12-09	Firestone Boulevard Building (CA)	28,100
12-09	Village at Indian Wells (CA)	104,600	9-09	Waipio Shopping Center (HI)	113,800
10-09	Pacific Guardian Tower (HI)	130,600	8-09	Northpoint Industrial (CA)	119,400
9-09	San Jose Avenue Warehouse (CA)	126,000

	Total Dispositions	784,500		Total Acquisitions	566,000

Real Estate Leasing – First half of 2010 compared with 2009

	Six Months Ended June 30,
(dollars in millions)	2010	2009	Change
Revenue	$46.8	$53.1	-12%
Operating profit	$17.6	$23.0	-23%
Operating profit margin	37.6%	43.3%
Occupancy Rates:
Mainland	85%	87%	-2%
Hawaii	93%	95%	-2%

Real Estate Leasing revenue for the first half of 2010, before subtracting amounts presented as discontinued operations, was 12 percent lower than 2009, principally due to lower rents and occupancies in the mainland portfolio and the revenue impact resulting from the timing of acquisitions and dispositions previously described.
Operating profit for the first half of 2010, before subtracting amounts presented as discontinued operations, was 23 percent lower than 2009, principally due to the same reasons cited for the quarter.

Real Estate Sales – Second quarter and first half of 2010 compared with 2009

	Quarter Ended June 30,
(dollars in millions)	2010	2009	Change
Improved property sales	$15.5	$13.1	18%
Development sales	1.4	2.5	-44%
Unimproved/other property sales	5.1	5.7	-11%
Total revenue	$22.0	$21.3	3%
Operating profit before joint ventures	$8.2	$9.4	-13%
Earnings from joint ventures	(0.2)	0.2	NM
Total operating profit	$8.0	$9.6	-17%

	Six Months Ended June 30,
(dollars in millions)	2010	2009	Change
Improved property sales	$70.7	$33.2	2.1	X
Development sales	2.1	2.9	-28%
Unimproved/other property sales	9.5	10.4	-9%
Total revenue	$82.3	$46.5	77%
Operating profit before joint ventures and insurance gain	$30.3	$15.0	2.0	X
Earnings from joint ventures	(0.9)	0.2	NM
Total operating profit	$29.4	$15.2	93%

2010 Second Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $22.0 million and $8.0 million, respectively, and included the sale of Valley Freeway Corporate Park (an industrial property in Washington State), a residential unit on Oahu, and a leased fee parcel and five vacant parcel sales on Maui.
2010 First Half: Revenue for the first half of 2010, before subtracting amounts presented as discontinued operations, was $82.3 million and, in addition to the sales described above, included the sales of the Mililani Shopping Center on Oahu, Kele Center on Maui, a 75-acre parcel to Kauai County for affordable housing, and three residential units on Oahu. Real Estate Sales operating profit for the first half of 2010 included, in addition to the sales described above, $1.8 million from the payoff of an investment in a non-performing mortgage loan that was acquired in the fourth quarter of 2009, and five residential units on Maui and the Big Island, partially offset by other joint venture holding costs.
2009 Second Quarter: Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $21.3 million and $9.6 million, respectively, and included the sale of Hawaii Business Park on Oahu, two leased fee parcels in Kahului on Maui, four residential units on Oahu and Kauai, and two vacant parcels on Maui.
2009 First Half: Real Estate Sales revenue for the first half of 2009, before subtracting amounts presented as discontinued operations, was $46.5 million and, in addition to the 2009 second quarter sales noted above, included the sale of the Southbank II office building in Arizona, two leased fee parcels in Kahului on Maui, and one residential unit on Kauai.  In addition to the sales described above, Real Estate Sales operating profit for the first quarter of 2009 included one residential unit on Maui and rental revenue from a retail center development in California, offset by holding costs for other joint venture developments.

AGRIBUSINESS

    As of December 1, 2009, the Company began consolidating the results of the Hawaiian Sugar & Transportation Cooperative (“HS&TC”) because the Company became the sole member.  Since HS&TC is a wholly-owned consolidated subsidiary, revenue recognition on raw sugar and molasses sales occurs when HS&TC delivers the sugar and molasses to the Company’s third-party customers. Prior to consolidation, the Company recognized revenue when the raw sugar or molasses was delivered to HS&TC and title and risk of loss had passed. As a result of this consolidation, the timing of revenue recognition differs between 2009 and 2010 and results in year-over-year variances that are further described below.

Agribusiness – Second quarter of 2010 compared with 2009

	Quarter Ended June 30,
(dollars in millions)	2010	2009	Change
Revenue	$29.8	$29.2	2%
Operating profit (loss)	$1.8	$(11.3)	NM
Tons sugar produced	72,500	43,300	67%
Tons sugar sold	22,700	30,800	-26%

Agribusiness revenue for the second quarter of 2010 increased $0.6 million, or 2 percent, compared with the second quarter of 2009. The increase was primarily due to $2.6 million in higher bulk raw sugar revenue, principally the result of higher sugar prices that were partially offset by lower sales volume, $1.0 million in higher power sales revenue resulting from higher selling prices and volumes, and $1.0 million in higher coffee revenues related to higher volume. These increases were partially offset by $1.8 million lower specialty sugar revenue resulting from lower sales volumes and a $1.5 million reduction in molasses revenues related to lower sales volume. Bulk raw sugar and molasses sales volumes were lower than production volumes in 2010 due to the timing of physical deliveries and the change in the point of revenue recognition resulting from the aforementioned consolidation of HS&TC.
Operating profit for the second quarter of 2010 increased $13.1 million compared with the second quarter of 2009. The increase was primarily due to a $12.1 million improvement in raw sugar margins caused by a lower volume of sugar sold in the second quarter of 2010 at lower negative margins, as compared to a higher volume of sugar sold at higher negative margins in the second quarter of 2009. The reduction in negative margin per ton in the second quarter of 2010 is the result of higher sugar prices and an increase in the projected full-year volume of sugar production over which costs are allocated.

Agribusiness – First half of 2010 compared with 2009

	Six Months Ended June 30,
(dollars in millions)	2010	2009	Change
Revenue	$44.0	$46.9	-6%
Operating profit (loss)	$0.7	$(13.2)	NM
Tons sugar produced	72,500	55,500	31%
Tons sugar sold	22,700	39,500	-43%

Agribusiness revenue for the first half of 2010 decreased $2.9 million, or 6 percent, compared with the first half of 2009. The decrease was primarily due to $2.0 million lower Maui Brand specialty sugar revenue resulting from lower sales volume and $1.3 million in lower molasses sales revenue resulting from lower sales volume. The decrease in revenues was partially offset by a $1.5 million increase in power sales revenue from higher prices that were partially offset by lower volume, and a $1.5 million increase in coffee revenue due to higher sales volume.
Operating profit for the first half of 2010 increased $13.9 million compared with the first half of 2009. The increase was primarily due to a $14.9 million improvement in raw sugar sales margins, for the same reasons described for the quarter, partially offset by a $1.9 million lower of cost or market adjustment to coffee inventory in the first quarter of 2010 that was primarily related to the reduced market value of green coffee bean inventory.
Year-to-date sugar production was 31 percent higher in 2010 than in 2009 due principally to higher average yields per acre. The higher yields in 2010 were principally the result of improved growing conditions and factory enhancements.

CORPORATE EXPENSES
Corporate expenses were $4.5 million for both the second quarters of 2010 and 2009. Corporate expenses for the first half of 2010 increased $0.5 million to $11.1 million, compared to corporate expenses for the first half of 2009, due principally to higher settlement expenses for non-qualified benefit plans related to retirements, partially offset by lower pension expenses.

CONDENSED CASH FLOW TABLE

	Year-to-Date June 30,
(dollars in millions, unaudited)	2010	2009	Change
Cash Flow from Operating Activities	$39	$46	-15%

Capital Expenditures (1)
Transportation	(15)	(9)	67%
Real Estate	(5)	(8)	-38%
Agribusiness and other	(4)	(2)	2	X
Total Capital Expenditures	(24)	(19)	26%

Other Investing Activities, Net	(27)	22	NM
Cash (Used in)/Provided by Investing Activities	$(51)	$3	NM

Net Debt Proceeds/(Payments)	55	(30)	NM
Proceeds from Issuances of Capital Stock, Including Excess Tax Benefit	3	--	NM
Dividends Paid	(26)	(26)	--%
Cash Provided by/(Used in) Financing Activities	$32	$(56)	NM

Net Increase (Decrease) in Cash	$20	$(7)	NM

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.
2010 and 2009 Second-Quarter and First-Half Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2010	2009
Three Months Ended June 30:
Revenue	$398.9	$351.0
Income From Continuing Operations	$22.9	$5.0
Discontinued Operations: Properties1	$6.0	$7.6
Net Income	$28.9	$12.6
Basic Earnings Per Share
Continuing Operations	$0.55	$0.12
Net Income	$0.70	$0.31
Diluted Earnings Per Share
Continuing Operations	$0.55	$0.12
Net Income	$0.70	$0.31
Basic Weighted Average Shares Outstanding	41.2	41.0
Diluted Weighted Average Shares Outstanding	41.4	41.0

	2010	2009
Six Months Ended June 30:
Revenue	$743.6	$665.8
Income From Continuing Operations	$26.4	$0.8
Discontinued Operations: Properties1	$19.8	$14.8
Net Income	$46.2	$15.6
Basic Earnings Per Share
Continuing Operations	$0.64	$0.02
Net Income	$1.12	$0.38
Diluted Earnings Per Share
Continuing Operations	$0.64	$0.02
Net Income	$1.12	$0.38
Basic Weighted Average Shares Outstanding	41.1	41.0
Diluted Weighted Average Shares Outstanding	41.4	41.0

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenue:	2010	2009	2010	2009
Transportation
Ocean Transportation	$257.2	$218.5	$486.7	$419.6
Logistics Services	88.6	80.3	165.7	156.5
Real Estate
Leasing	23.2	25.9	46.8	53.1
Sales	22.0	21.3	82.3	46.5
Less Amounts Reported In Discontinued Operations	(18.3)	(21.4)	(74.1)	(51.7)
Agribusiness	29.8	29.2	44.0	46.9
Reconciling Items	(3.6)	(2.8)	(7.8)	(5.1)
Total Revenue	$398.9	$351.0	$743.6	$665.8

Operating Profit, Net Income:
Transportation
Ocean Transportation	$37.0	$21.1	$47.4	$20.6
Logistics Services	1.5	1.8	3.4	3.3
Real Estate
Leasing	8.5	11.0	17.6	23.0
Sales	8.0	9.6	29.4	15.2
Less Amounts Reported In Discontinued Operations	(9.2)	(12.4)	(30.4)	(24.0)
Agribusiness	1.8	(11.3)	0.7	(13.2)
Total Operating Profit	47.6	19.8	68.1	24.9
Interest Expense	(6.5)	(6.9)	(13.0)	(12.5)
General Corporate Expenses	(4.5)	(4.5)	(11.1)	(10.6)
Income From Continuing Operations Before Income Taxes	36.6	8.4	44.0	1.8
Income Taxes	13.7	3.4	17.6	1.0
Income From Continuing Operations	22.9	5.0	26.4	0.8
Income from Discontinued Operations (net of income taxes)	6.0	7.6	19.8	14.8
Net Income	$28.9	$12.6	$46.2	$15.6

Basic Earnings Per Share, Continuing Operations	$0.55	$0.12	$0.64	$0.02
Basic Earnings Per Share, Net Income	$0.70	$0.31	$1.12	$0.38

Diluted Earnings Per Share, Continuing Operations	$0.55	$0.12	$0.64	$0.02
Diluted Earnings Per Share, Net Income	$0.70	$0.31	$1.12	$0.38

Basic Weighted Average Shares Outstanding	41.2	41.0	41.1	41.0
Diluted Weighted Average Shares Outstanding	41.4	41.0	41.4	41.0

Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	June 30,	December 31,
	2010	2009

ASSETS
Current Assets	$318	$307
Investments in Affiliates	283	242
Real Estate Developments	106	88
Property, Net	1,553	1,536
Employee Benefit Plan Assets	3	3
Other Assets	198	204
Total	$2,461	$2,380

LIABILITIES & EQUITY
Current Liabilities	$299	$297
Long-Term Debt, Non-Current Portion	470	406
Liability for Benefit Plans	120	116
Other Long-Term Liabilities	48	48
Deferred Income Taxes	423	428
Shareholders’ Equity	1,101	1,085
Total	$2,461	$2,380